UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 07, 2007

DUSSAULT APPAREL INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52452

(Commission File Number)

98-0513727

(IRS Employer Identification No.)

8010 Melrose Avenue, Los Angeles California, 90046-7010

(Address of principal executive offices and Zip Code)

866.841.2010

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 19, 2007, we entered into consulting agreements with Robert Mintak, our Chief Operating Officer, and Jason Sundar, our V.P. Corporate Finance. The agreements are for three year terms. Pursuant to the terms of the agreement with Mr. Mintak, we have agreed to issue 1,500,000 restricted shares of common stock. Pursuant to the terms of the agreement with Jason Sundar, we have agreed to issue 1,000,000 restricted shares of common stock, which will be released in three equal annual installments after each year of service.

Item 3.02 Unregistered Sales of Equity Securities

We issued an aggregate of 5,272,000 common shares to certain officers, directors and consultants pursuant to the terms of their respective agreements with the company. Of this amount, 1,972,000 shares have been issued to our President, Terry Fitzgerald pursuant to the terms of his agreement as previously announced;

CW1329243.1

1,500,000 and 1,000,000 shares issued to Robert Mintak and Jason Sundar respectively, pursuant to the terms of their consulting agreements discussed above; and an additional 800,000 common shares issued collectively to three further consultants. As a result, the foregoing shares were issued to six individuals in reliance on the exemptions from registration provided for in Regulation S and/or Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits

10.1	Consulting Agreement with Robert Mintak dated July 19, 2007.
10.2	Consulting Agreement with Jason Sundar dated July 19, 2007.
10.3	Consulting Agreement with Best Fit Consulting, dated July 7, 2007, effective July 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSSAULT APPAREL INC.

/s/ Robert Mintak

By: Robert Mintak

Chief Operating Officer

Date: August 31, 2007